AIRTCLES OF AMENDMENT-CARRAGE HOUSE EVENT CENTER, INC.

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E-Filed

Colorado Secretary of State
Date and Time: 04/20/2020 01:35 PM
ID Number: 20041195123

Document number: 20201345898
Amount Paid: $25.00

ABOVE SPACE FOR OFFICE USE ONLY

Articles of Amendment

filed pursuant to §7-90-301, et seq. and §7-110-106 of the Colorado Revised Statutes (C.R.S.)

1. For the entity, its ID number and entity name are

ID number: 20041195123
(Colorado Secretary of State ID number)

Entity name: Centennial Growth Equities,Inc.

2. The new entity name (if applicable) is ______________________.

3. *(If the following statement applies, adopt the statement by marking the box and include an attachment.)*
[X] This document contains additional amendments or other information.

4. If the amendment provides for an exchange, reclassification or cancellation of issued shares, the attachment states the provisions for implementing the amendment.

5. *(**Caution**: Leave blank if the document does not have a delayed effective date. Stating a delayed effective date has significant legal consequences. Read instructions before entering a date.)*

(If the following statement applies, adopt the statement by entering a date and, if applicable, time using the required format.)

The delayed effective date and, if applicable, time of this document is/are ______________.
(mm/dd/yyyy hour:minute am/pm)

Notice:

Causing this document to be delivered to the Secretary of State for filing shall constitute the affirmation or acknowledgment of each individual causing such delivery, under penalties of perjury, that such document is such individual's act and deed, or that such individual in good faith believes such document is the act and deed of the person on whose behalf such individual is causing such document to be delivered for filing, taken in conformity with the requirements of part 3 of article 90 of title 7, C.R.S. and, if applicable, the constituent documents and the organic statutes, and that such individual in good faith believes the facts stated in such document are true and such document complies with the requirements of that Part, the constituent documents, and the organic statutes.

This perjury notice applies to each individual who causes this document to be delivered to the Secretary of State, whether or not such individual is identified in this document as one who has caused it to be delivered.

6. The true name and mailing address of the individual causing the document to be delivered for filing are

Ray	Phillip	E	
(Last)	*(First)*	*(Middle)*	*(Suffix)*

6521 Ocaso Drive
(Street name and number or Post Office Box information)

Castle Pines	CO	80108
(City)	*(State)*	*(Postal/Zip Code)*
	United States	
(Province – if applicable)	*(Country – if not US)*	

AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
CENTENNIAL GROWTH EQUITIES

This constitutes the Restated Articles of Incorporation of Centennial Growth Equities, Inc. Inc. (the "Corporation")

The Corporation was originally incorporated under the name "Centennial Growth Equities, Inc." and the Corporation's original Certificate of Incorporation was filed with the Secretary of State of the State of Colorado on June 8, 2000.

This Restated Articles of Incorporation has been duly adopted by the shareholders of the corporation in accordance by a vote of shareholders of the Corporation according to Colorado Corporation Code 7-4-122 and 7-2-112 of the Colorado Corporation Code.

The Amended and Restated Articles of Incorporation is hereby restated without further amendments or changes to read as herein set forth in full:

ARTICLE I
Name

The name of the corporation is Centennial Growth Equities, Inc. (the "Corporation").

ARTICLE II
Address of Registered Office and Name of Registered Agent

The address of the Corporation's registered office shall be named by the Board of Directors and can be changed at the will of the Board of Directors

The present address of the Corporation's registered office in the State of Colorado is: 558 Castle Pines Parkway B-4 Suite 140, Castle Pines, Colorado 80108

The Registered Agent for the Corporation for the State of Colorado shall be named by the Board of Directors and can be changed at the will of the Board of Directors.
Both the Registered Office and the Registered Agent shall be filed with Secretary of State of Colorado with the appropriate filings
The name of the Corporation's registered agent at that address is VentureVest Capital Corporation.

ARTICLE III
Purpose

The purposes of the Corporation are to hold the voting securities of other companies and to engage in any other lawful business or activity for which corporations may be incorporated under the Colorado Corporation Code of the State of Colorado. The Corporation shall have all the powers and privileges that are lawful for a corporation to have and exercise under the Colorado Corporation Code of the State of Colorado..

ARTICLE IV
Authorized Number of Shares

A. **Authorized Capital Shares.** The total number of shares of stock which the Corporation shall have the authority to issue is 100,000,000 shares, of which 90,000,000 shares shall be common stock, par value $0.001 per share (the "Common Stock"), and 10,000,000 shares shall be preferred stock, par value $0.001 per share (the "Preferred Stock").

B. Common Stock. The Board of Directors is authorized by resolution to provide from time to time for the issuance of shares of Common Stock. The voting powers and other powers, preferences and rights of the Common Stock, and the qualifications and restrictions thereon, shall be as follows:

(1) Dividends. Subject to any rights of holders of Preferred Stock, the Board of Directors may declare and pay dividends on the Common Stock (payable in cash, stock or other property) from time to time from any lawfully available funds, property or shares and in such amount and subject to such conditions as may be determined by the Board of Directors.

(2) Voting Rights. Subject to any rights of holders of Preferred Stock to vote on a matter as a class or series, each outstanding share of Common Stock shall be entitled to one vote on each matter submitted to a vote of holders of Common Stock at a meeting of stockholders. Cumulative voting for the election of directors of the Corporation shall not be permitted.

(3) Liquidation, Dissolution or Winding Up. In the event of any liquidation, dissolution or winding up of the Corporation, after payment (or making provision for payment) of the debts and liabilities of the Corporation and payment of the full preferential amounts to which the holders of any series of Preferred Stock are entitled, unless otherwise provided by the terms of any series of Preferred Stock, the holders of Common Stock shall be entitled to receive the net balance of any remaining assets of the Corporation.

C. Preferred Stock. The Board of Directors is authorized by resolution to provide from time to time for the issuance of shares of Preferred Stock in series and to fix, from time to time before issuance, the number of shares of each series, the designation, preferences, privileges, voting powers and other rights of the shares of each series of Preferred Stock and the restrictions or qualifications thereof. The authority of the Board of Directors with respect to each series shall include, but shall not be limited to, the following:

(1) the serial designation, authorized number of shares and the stated value;

(2) the dividend rate, if any, the date or dates or conditions upon which the dividends will be payable, the relative priority the dividends on such shares shall bear to dividends or other distributions payable on the shares of any other class or series of stock of the Corporation and the extent to which the dividends may be cumulative;

(3) whether the shares of such series shall be subject to redemption, the price or prices at which shares may be redeemed and any terms, conditions and limitations upon any redemption;

(4) the rights of the holders of shares of such series in the event of dissolution, liquidation or winding up of the Corporation;

(5) any sinking fund provisions for redemption or purchase of shares of any series;

(6) the terms and conditions, if any, on which shares may be converted into, or exchanged for, shares of other capital stock, or of other series of Preferred Stock, of the Corporation;

(7) the voting rights, if any, for the shares of each series in addition to the voting rights provided by law; and

(8) any other preference, relative, participating, optional or other special rights and the qualifications, limitations or restrictions thereof, as shall not be inconsistent with law, this Article IV or any resolution of the Board of Directors pursuant hereto.

D. Preemptive Rights. No holder of any shares of the Corporation, whether now or hereafter authorized, shall have any preemptive or preferential right, to purchase, subscribe for or otherwise acquire any new or additional shares of stock of the corporation of any class, including shares or securities held in the treasury of

the Corporation, or any options or warrants to purchase, subscribe for or otherwise acquire any such new or additional shares, or any shares, bond, notes, debentures or other securities convertible into or carrying options or warrants to purchase, subscribe for or otherwise acquire any such new or additional shares.

ARTICLE V
Directors

A. Powers. The business and affairs of the Corporation shall be managed by, or under the direction of, a Board of Directors, which shall exercise all the powers of the Corporation except as are by law or by the Certificate of Incorporation or the Bylaws of the Corporation conferred upon or reserved to the stockholders of the Corporation.

B. Number. The number of directors of the Corporation shall be not less than one (1), unless otherwise specified in the Colorado Corporation, as amended, and shall be more than nine (9). The number of directors may be increased or decreased from time to time as provided in the Bylaws so long as no decrease shall have the effect of shortening the term of any incumbent director.

C. Election and Term. Except as otherwise provided by law, each director shall be elected at the annual meeting of stockholders or any special meeting of the shareholders or with any Action Without A Meeting Of Shareholders of as per Colorado Corporation Code 77-4-122, to serve a one-year term and until his or her successor is elected and qualified.

D. Vacancies.

(1) Any vacancy on the Board of Directors that results other than by reason of an increase in the authorized number of directors elected by all of the stockholders having the right to vote as a single class may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director.

(2) Any vacancy on the Board of Directors that results from an increase in the authorized number of directors elected by all of the stockholders having the right to vote as a single class may be filled by a majority of the entire Board of Directors.

(3) The term of any director elected by the Board of Directors to fill a vacancy not resulting from an increase in the number of directors shall expire at the next stockholders' meeting at which directors are elected, and the remainder of such term, if any, shall be filled by a director elected at such meeting.

E. Removal. Directors of the Corporation may be removed upon the affirmative vote of the holders of a majority of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors (considered for this purpose as one class) cast at a meeting of the stockholders called for that purpose, or with any Action Without A Meeting Of Shareholders of as per Colorado Corporation Code 77-4-122.

F. Bylaws. The Board of Directors of the Corporation shall have the power to adopt, amend, alter or repeal the Bylaws of the Corporation. Article II of the Bylaws (Directors) may be amended, altered or repealed by action of the stockholders only upon the affirmative vote of the holders of 51 % of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors (considered for this purpose as one class) cast at a meeting of the shareholders called for that purpose.

ARTICLE VI
Limitation on Director Liability and Indemnification of Directors and Officers

A. Limited Liability. A person who is or was a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a

director, except for liability (1) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the General Corporation Law of the State of Colorado or (4) for any transaction from which the director derived an improper personal benefit. If the General Corporation Law of the State of Colorado is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of the directors of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Colorado, as so amended. The elimination and limitation of liability provided herein shall continue after a director has ceased to occupy such position as to acts or omissions occurring during such director's term or terms of office, and no amendment, repeal or modification of this Article X shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment, repeal or modification.

B. Right to Indemnification.

(1) With respect to an officer, director or employee of the Corporation, the Corporation shall indemnify, and with respect to any other individual the Corporation may indemnify, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (hereafter, a "proceeding"), by reason of the fact that he or she, or the person of whom he or she is the legal representative, is, or was, a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action or inaction in an official capacity as a director, officer, employee or agent of the Corporation or while serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, to the fullest extent authorized by the General Corporation Law of the State of Colorado, as the same exists or may hereafter be amended (but in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expenses, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith, and any such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except as provided in this Article X, Section B, the Corporation shall not be required to indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person unless initiation of such proceeding (or part thereof) was authorized in advance by the Board of Directors. Any indemnification under this Article VI, Section B (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he or she has met the applicable standards of conduct set forth in the General Corporation Law of the State of Colorado. Such a determination shall be made: (a) by a majority vote of directors who are not parties to such action, suit or proceeding, even though less than a quorum; (b) by a committee of such directors designated by a majority vote of such directors, even though less than a quorum; (c) if there are no such directors or if such directors so direct, by independent legal counsel (compensated by the Corporation) in a written opinion; (d) by the stockholders; or (e) in any other manner permitted by the General Corporation Law of the State of Colorado. The right to indemnification conferred in this Article X, Section B, shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if the General Corporation Law

of the State of Colorado requires, the payment of such expenses incurred by a director, officer, employee or agent in his or her capacity as a director, officer, employee or agent of the Corporation (and not in any other capacity in which service was or is rendered by such person while a director, officer, employee or agent, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director, officer, employee or agent, to repay all amounts so advanced if it shall ultimately be determined that such director, officer, employee or agent is not entitled to be indemnified under this Section B or otherwise.

(2) If a claim under paragraph (1) of this Section B is not paid in full by the Corporation within 30 days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim, and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standard of conduct which makes it permissible under the General Corporation Law of the State of Colorado for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, a committee thereof, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the General Corporation Law of the State of Colorado, nor an actual determination by the Corporation (including its Board of Directors, a committee thereof, independent legal counsel or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct. In any suit brought by the claimant to enforce a right to indemnification or to an advancement of expenses hereunder, or brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the claimant is not entitled to be indemnified, or to such advancement of expenses, under this Article X or otherwise shall be on the Corporation.

(3) The rights to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Article X, Section B, shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, bylaw, agreement, vote of stockholders or disinterested directors, or otherwise.

(4) The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation, or of another corporation, partnership, joint venture, trust or other enterprise, against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the General Corporation Law of the State of Colorado.

(5) The Corporation may enter into an indemnity agreement with any director, officer, employee or agent of the Corporation, or of another corporation, partnership, joint venture, trust or other enterprise, upon terms and conditions that the Board of Directors deems appropriate, as long as the provisions of the agreement are not impermissible under applicable law.

(6) Any amendment or repeal of this Article X, Section B, shall not be retroactive in effect.

(7) In case any provision in this Article X, Section B, shall be determined at any time to be unenforceable in any respect, the other provisions shall not in any way be affected or impaired thereby, and the affected provision shall be given the fullest possible enforcement in the circumstances, it being

the intention of the Corporation to afford indemnification and advancement of expenses to the persons indemnified hereby to the fullest extent permitted by law.

ARTICLE VII
Stockholders

Subject to the rights of the holders of any class or series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation, OR with any Action Without A Meeting Of Shareholders of as per Colorado Corporation Code 7-4-122. Subject to the rights of the holders of any class or series of Preferred Stock, special meetings of stockholders of the Corporation may be called only by the Board of Directors pursuant to a resolution approved by a majority of the entire Board of Directors.

ARTICLE VIII
Quorum For Shareholders Meetings

Unless otherwise provided in the bylaws, fifty one percent (51%) of the outstanding shares shall constitute a quorum at any meeting of shareholders.

ARTICLE IX
Non Cumulative Voting

At all elections for Directors cumulative voting shall not be allowed. At each election for Directors every shareholder entitled to vote at such election shall have the right to vote, in person or by proxy, the number of shares owned by him for as many persons as there are Directors to be elected and for whose election he has a right to vote. A shareholder may not cumulate his votes on the same principal among any number of candidates.

ARTICLE X
Provisions For Regulation Of The Internal Corporate Affairs

The following provisions are inserted for the management of the business and for the regulation of the internal affairs of the Corporation, and the same are in furtherance of and not in limitation or exclusion of the powers conferred by law.

Section 1: Bylaws. The Board of Directors shall have the power to adopt, alter, amend or repeal, from time to time, such Bylaws as it deems proper for the management of the affairs of the Corporation, according to these Articles and the laws in such cases made and provided.

Section 2: Executive Committee. The Bylaws may provide for designation by the Board of Directors of an Executive Committee and one or more other committees, the personnel and authority of which and the other provisions relating to which shall be as may be set forth in the Bylaws.

Section 3: Place of Meeting. Both Stockholders' and Directors' meetings may be held either within or without the State of Colorado, as may be provided in the bylaws.

Section 4. Compensation to Directors. The Board of Directors is authorized to make provisions for reasonable compensation to its members for their services as Directors. Any Director of the Corporation may also serve the Corporation in any other capacity and receive compensation therefore in any form.

Section 5. Conflicts of Interest. No transaction of the Corporation with any other person, firm or corporation, or in which this Corporation is interested, shall be affected or invalidated solely by: (a) the fact that any one or more of the Directors or Officers of this Corporation is interested in or is a director or officer of

another corporation; or (b) the fact that any Director or Officer, individually or jointly with others, may be a party to or may be interested in any such contract or transaction.

Section 6: Registered owner of Stock. The Corporation shall be entitled to treat the registered holder of any shares of the Corporation as the owner thereof for all purposes, including all rights deriving from such shares, on the part of any other person, including, but not limited to, a purchaser, assignee or transferee of such shares or rights deriving from such shares, unless and until such purchaser, assigns, transferee or other person becomes the registered holder of such shares, whether or not the Corporation shall have either actual or constructive notice of the interest of such purchaser, assignee, transferee or other person. The purchaser, assignee or transferee of any of the shares of the Corporation shall not be entitled to: (a) receive notice of the meetings of the Shareholders; (b) vote at such meetings; (c) examine a list of the Shareholders; (d) be paid dividends or other sums payable to Shareholders, or (e) own, enjoy or exercise any other property or rights deriving from such shares against the Corporation, until such purchaser, assigns or transferee has become the registered holder of such shares.

Section 7: Conduct of Business. The Corporation may conduct part or all of its business, not only in the State of Colorado, but also in every other state of the United States and the District of Columbia, and in any territory, district and possession of the United States, and in any foreign country, and the Corporation may qualify to do business in any of such locations and appoint an agent for service of process therein. The Corporation may hold, purchase, mortgage, lease and convey real and personal property in any of such locations. Part or all of the business of the Corporation may be carried on beyond the limits of the State of Colorado, and the Corporation may have one or more offices out of the State of Colorado.

Section 8: Action of the Shareholders. To the fullest extent now or hereafter permitted by the Colorado Revised Statutes, the vote or consent or a majority of the issued and outstanding shares of the Corporation entitled to vote on such matter shall be sufficient to approve any matter requiring shareholder action, including, but not limited to, the right from time to time, to amend, alter or repeal, or add any provisions to, the Corporation's Articles of Incorporation. Shareholders holding shares having not less than the minimum number of votes that would be necessary to authorize or take at an action at any meeting at which the requisite number of shares entitled to vote thereon were present and voted may consent, in lieu of a meeting, to such action in writing in accordance with the procedure of the Colorado Revised Statutes, as then currently in place from time to time.

Section 9: Quorum For Voting. A quorum of Shareholders for any matter to come before any meeting of Shareholders of the Corporation shall consist of one-third of the issued and outstanding shares entitled to vote on the matter, except where a greater number is specifically required by the provisions of the Colorado Revised Statutes, as then currently in place from time to time.

Section 10: Restrictions on Stock. The Directors shall have the right, from time to time, to impose restrictions or to enter into agreements on behalf of the Corporation imposing restrictions on the transfer of all or a portion of the Corporation's shares, provided that no restrictions shall be imposed on the transfer of shares outstanding at the time the restrictions are adopted unless the holder of such shares consents to the restrictions.

ARTICLE XI
Interested Contracts

No contract or transaction between the Corporation and one or more of its directors or officers, or between the Corporation and any other corporation, firm association, or entity in which one or more of its directors are directors or officers or are financially interested, shall be void or voidable solely for this reason, or solely because such directors are present at the meeting of the Board of Directors or a committee thereof which authorizes, approves or ratifies such contract or transactions or solely because their votes are counted for such purpose if (i) the material facts of such relationship or interest and as to the contract or transaction are disclosed or known to the Board of Directors or committee, and the Board of Directors or the committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even through the disinterested directors be less than a quorum; or (ii) the material facts of such relationship or interest

and as to the contract or transaction are disclosed or known to the shareholders entitled to vote, and the contract or transaction is specifically approved in good faith by the vote of the shareholders; or (iii) the contract or transaction is fair and reasonable to the Corporation as of the time it is authorized, approved or ratified, by the Board of Directors, a committee thereof or the stockholders. Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or a committee thereof which authorizes, approves, or ratifies such contract or transaction.

ARTICLE XII
Dividends

Dividends in cash, property or shares of the Corporation may be paid upon the stock, as and when declared by the Board of Directors, out of this Corporation, or securities convertible into shares of capital stock or carrying capital purchase warrants or privileges.

ARTICLE XIV
Reservation

The Corporation reserves the right to amend, alter, change or repeal any provision contained in these Articles of Incorporation, in the manner now or thereafter prescribed by statute, and all rights conferred upon shareholders herein are granted subject to this reservation.

ARTICLE XV
Effective Date and Time

These Articles of Incorporation shall become effective upon the date so listed below and upon the signing of the Officers and Directors of the Corporation.

IN WITNESS WHEREOF, the Corporation has caused this Restated Articles of Incorporation to be signed by Phil E. Ray its Chairman of the Board, President and Chief Executive Officer, and attested by A. Terry Ray, its Vice President and Secretary, this 20th day of April, 2020.

Phil E. Ray, President and Director

A. Terry Ray, Secretary and Director